United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: July 21, 2003

SBC COMMUNICATIONS INC.

A Delaware Corporation

Commission File No. 1-8610

IRS Employer No. 43-1301883

175 E. Houston, San Antonio, Texas 78205

Telephone Number (210) 821-4105

Item 5. Other Events

Throughout this document, SBC Communications Inc. is referred to as “we” or “SBC”. We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireline and wireless telecommunications services and equipment, and directory advertising both domestically and worldwide.

SBC Communications Inc. Does Not Endorse Mini-Tender Offer

SBC Communications Inc. has learned that an unsolicited “mini-tender” offer has been made by Corporate Investments, Inc. to purchase up to 1% of SBC’s outstanding shares. The $23.00 per share offer is dated June 24, 2003 and indicates that it will expire on July 28, 2003 unless extended at the sole discretion of Corporate Investments, Inc. SBC cautions shareowners that the offer is being made at a price below the current trading price of SBC stock and that shareowners should consider, in addition to other things, the matters described below.

SBC wishes to inform its shareowners that it recommends rejection of this unsolicited offer and that SBC is in no way associated with Corporate Investments, Inc. Shareowners should be aware that Corporate Investments, Inc. has reserved the right to terminate or amend the offer without notice to any shareowner. In addition, shareowners should be aware that Corporate Investments, Inc. has indicated that acceptance of the offer is irrevocable. As a result, notwithstanding the fact that a shareowner may tender SBC shares at a time at which the offer price exceeds the trading price for the SBC shares, the SBC shareowners may not be permitted to withdraw their tendered SBC shares at any time at which the offer price is lower than the trading price for the SBC shares.

“Mini-tender” offers seek less than 5% of a company’s stock, thereby avoiding many disclosure and procedural requirements of the Securities and Exchange Commission. The SEC has issued an investor alert regarding mini-tender offers on its website at www.sec.gov/investor/pubs/minitend.htm. The SEC has said that mini-tender offers “have been increasingly used to catch investors off guard” and that investors “may end up selling their securities at below-market prices.”

Shareowners are advised to consult with their investment advisors and to exercise caution with respect to this offer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SBC Communications Inc.
/s/ James D. Ellis
James D. Ellis
Senior Executive Vice President
and General Counsel

July 21, 2003